EXHIBIT 10.40
IRWIN COMMERCIAL FINANCE CORPORATION
2005 NOTICE OF STOCK OPTION GRANT
JOSEPH LaLEGGIA (“Optionee”)
3939 Triumph Street
Burnaby, BC V5C1Y9
CANADA
     Subject to the terms of the attached Irwin Commercial Finance Corporation 2005 Stock Option Agreement and the Shareholder Agreement of Irwin Commercial Finance Corporation (the “ICF Shareholder Agreement”), you have been granted an option to purchase common stock (the “Option”) of Irwin Commercial Finance Corporation (the “Company”) as follows:

Date of Grant:	December 23, 2005

Company Board Approval Date:	December 20, 2005

Exercise Price Per Share:	$23,158 per share

Total Number of Shares Granted:	45.02 shares

End of Term/Expiration Date:	5:00 p.m. EST on December 31, 2009

Exercise:	This Option is immediately exercisable by the Optionee.